Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139736 on Form S-8 of First Security Group, Inc. of our report dated June 28, 2013 appearing in this Annual Report on Form 11-K of First Security Group, Inc. 401(k) and Employee Stock Ownership Plan for the year ended December 31, 2012.

/s/ Crowe Horwath LLP
Brentwood, Tennessee
June 28, 2013